Exhibit 99.1

NYSE Regulation	Glenn W. Tyranski, CPA Senior Vice President Financial Compliance

NYSE Regulation, Inc./20 Broad Street New York, New York 10005 t 212.656.5142/ f 212.656.5780
gtryanski@nyse.com

June 12, 2008

Mr. Oleg Khaykin

President & Chief Executive Officer

International Rectifier Corporation

233 Kansas Street

El Segundo, CA 90245-4382

Dear Mr. Khaykin:

We would like to express again our appreciation for the assistance and continued cooperation we have received from Lawrence A. Michlovich, Vice President and Assistant General Counsel. As you are aware, International Rectifier Corporation (the “Company”) has been monitored and is under review by NYSE Regulation, Inc. (“NYSE”) in light of its delay in filing with the Securities and Exchange Commission (“SEC”) its June 30, 2007 Form 10-K and Form 10-Q filings for March 31, 2007, September 30, 2007 and December 31, 2007. The Company therefore remains on our “late filers” list.

We appreciate the Company’s ongoing cooperation and correspondence with the NYSE on this issue, including your letter dated June 10, 2008 to request up to three-month trading period through September 17, 2008 to complete and file June 30, 2007 Form 10-K, pursuant to the NYSE’s late filer rules outlined in Section 802.01E of the Listed Company Manual.

We presented this information to the NYSE’s Listings and Compliance Committee (“Committee”) for final disposition on June 12, 2008 and the Committee agreed to provide the Company with up to a three-month trading period, subject to reassessment on an ongoing basis. NYSE Regulation senior management has approved the Committee’s decision.

Therefore, we are prepared to continue the listing of the Company at this time and will closely monitor the Company’s progress with the milestones and timing outlined in its June 10, 2008 letter. Failure to achieve these interim milestones could result in accelerated trading suspension prior to the end of the three-month trading period.  In addition, in the event that the Company does not complete its June 30, 2007 Form 10-K filing with the SEC by September 17, 2008, the NYSE will move forward with the initiation of suspension and delisting procedures.

In addition, please note that we will also continue to monitor the Company’s progress on its other delayed filings as part of our continued listing assessment. We will maintain the “LF” indicator on the Company’s securities and include the Company on the “late filer” list on nyse.com until such time as the Company is current with all of its periodic SEC filings.

We would strongly recommend that the Company consider issuance of disclosure regarding the NYSE’s decision to grant the additional three-month trading period as well as our ongoing review of the Company. We are happy to review with you any drafts of this disclosure.

Thank you for your attention to this matter. Please continue to be proactive in your discussions with the NYSE and update us regarding planned initiatives as needed. Please acknowledge your acceptance of the terms of this letter by signing the enclosed copy of the letter. If you have any further questions, do not hesitate to call.

Sincerely,	ACKNOWLEDGED AND AGREED TO:

/s/ Oleg Khaykin
Mr. Oleg Khaykin President & Chief Executive Officer

6/13/08
Date

cc:           Lawrence A. Michlovich, International Rectifier Corporation

  Richard Wohlmacher, NYSE

Enclosure